(graphic omitted)
Watson Wyatt
Worldwide                                                         Memo


January 19, 2000

To: All Associates

From: John Haley

Subject: IPO Update

I would like to inform you about some important IPO news. Today, we filed two preliminary registration statements with the U.S. Securities and Exchange Commission, our first formal action in a series of events leading to what we hope will be a successful IPO. We continue to be subject to securities law requirements that limit our communications on certain issues to what is contained in these filings. In addition, our communications with current shareholders are governed by SEC proxy rules with which we will be complying as we answer continuing questions from our associates.

On         the         "IPO         News"         site         on         Insite
(http://insite.watsonwyatt.com/Marketing/IPO/index.html), we have placed some general information and responses to questions submitted to the "IPO News" site over the past month.

Once again, I want to thank all associates who have offered their input, encouragement and especially your continuing focus on client service since we announced our IPO initiative.
John

                             WATSON WYATT & COMPANY

                RESPONSES TO ASSOCIATE/SHAREHOLDER QUESTIONS

                                  1/19/00

Today we filed with the U.S. Securities and Exchange Commission (SEC) two preliminary registration statements, the first formal action in a series of events which we hope will lead to a successful initial public offering (IPO) during the first half of calendar 2000.

The questions and answers that follow respond to some of the input received from associates who have submitted questions over the past month, most of which relate to the mechanics of converting our current shares, the new long term incentive plan, our current bank loans, etc. If you do not see an answer to a question you submitted, the reason is that we judged it to be a matter more properly addressed in the filed documents. Additional Q's and A's will be added as warranted in the days and weeks to come.

Under SEC rules, while we may continue to communicate with our associates, we are required to "stick to information that is in the SEC filings" when responding to questions about the proxy vote or the public offering. In other words, while we will make every effort to assist our associates in understanding the merger and the IPO process, we cannot add material information that is not contained in these filings. In addition, this begins the period during which the SEC may review these preliminary documents and the SEC may, of course, require changes.

Click on the links below or scroll down to read the full document.

          Filing Process                                Q&A

    * The SEC Filings                       * The Merger
         o S-3 (link to document)           * Changes to Our Current
         o S-4 (link to document)             Structure and Organization
    * The Proposed Merger and               * Incentive Compensation
      Conversion of Stock                   * Selling Shareholders
    * Class A and Class B Stock             * Proxy Voting
    * Stock Price                           * The Offering
    * Shareholder Approval of the           * Miscellaneous
      Merger
    * The 2000 Long Term Incentive
      Plan
    * Amending our Current Bylaws
      to Facilitate Estate
      Planning
    * Timing

The SEC Filings

The two documents together explain our company, our financial statements, the mechanism through which we are taking the company public and risks associated with an investor's purchase of our shares. The document referred as an "S-3" deals with the shares we will sell to the public. The document referred to as an "S-4" deals with the shares our current shareholders will receive in exchange for their current shares, and includes a draft proxy statement, which is also subject to SEC review before we formally provide it to our shareholders for their vote. A copy of each document will be available in each office.

Associates who read the "Business" sections of the documents may notice that the business summary differs in tone or emphasis from some of our internal communications. This is because potential investors (who are the primary audience for these materials) have much less familiarity with our industry and business than do our associates and clients. Please keep in mind that these documents must not only explain the historical growth and financial strength of our longstanding core practices, such as retirement consulting, but must convey where we see growth potential, which obviously includes opportunities arising from technology. None of these drafting decisions should be taken by associates in any part of the business as implying even subtle changes in strategy, business focus, our global commitment or your personal area of responsibility.

The documents must, as a legal matter, speak on behalf of the Company, as opposed to Watson Wyatt Worldwide, since the stock is being offered only by the Company. In addition, the business disclosure is organized by practice, without emphasis on particular regions, because this approach was determined to more clearly explain our business and our seamless global operations to unfamiliar readers. This should not be read within any part of Watson Wyatt Worldwide as implying any reduction in our global objectives, regional strengths or ambitions as a worldwide firm.

The Proposed Merger and Conversion of Stock

To move from our current structure to a company with publicly traded stock, we have, for various legal reasons, proposed a merger of Watson Wyatt & Co. with a wholly-owned subsidiary. When coupled with related steps, this structure will result in a new holding company, "Watson Wyatt & Company Holdings," becoming the issuer of our stock. Your current shares of our stock will be converted automatically into stock of Watson Wyatt & Company Holdings at an exchange ratio that takes into account both the value of our shares in the aggregate and the initial share price that our underwriters determine is appropriate for the public offering of our stock. This series of transactions is explained in detail in the S-4.

Class A and Class B Stock

There will be two classes of common stock. The stock you receive in exchange for your current shares will be called "Class B" stock, of which you will be able to sell a portion in the IPO. There will also be a "Class A" stock, which is the stock to be issued directly by the Company to IPO investors. There is no difference between Classes A and B in terms of voting rights or any other powers related to ownership, except sales or other transfers of Class B stock are restricted.

Here are the proposed rules regarding the new Class B common stock:

   * You will be asked whether you wish to sell any of your shares in the IPO. If you wish to do so, you will need enter into an underwriting agreement with our underwriters, and will then be permitted to convert your Class B shares into Class A and sell up to the equivalent of 500 of your current shares, plus 10% of the remainder of the shares you hold.

   * Your shares which are not sold in the IPO will be equally divided into shares of Class B-1 and Class B-2, with Class B-1 shares restricted for 12 months (after the closing) and Class B-2 shares restricted for 24 months.

Stock Price

We do not yet know the offering price of our stock. In an IPO, the offering price is determined immediately prior to the offering based on many factors, including market conditions at that time. However, when we informally ask you to indicate whether you will wish to sell any of your shares in the IPO, we will provide you with a likely range. The Board, of course, has the final authority on whether or not to proceed with the IPO process based upon its view of whether this will be in the best interests of the company and its shareholders.

Shareholder Approval of the Merger

Since the IPO is contingent on shareholder approval of the merger, the IPO is effectively subject to shareholder approval. Although the applicable law only requires an affirmative vote of the majority of our outstanding shares to approve the merger, the Board has determined also to require an 80% affirmative vote of all shares voted for or against the proposal.

There will be some changes in the "corporate governance" of our company as a result of the IPO; these have mainly to do with making sure your Board of Directors retains substantial authority over the direction, strategy and ownership of the company. These changes in our corporate charter and bylaws are explained in detail in the S-4.

The 2000 Long Term Incentive Plan

At the same time of the IPO, we will also introduce a new stock option plan, to be called the "2000 Long Term Incentive Plan." This plan is also described in the S-4. Under this plan, the Company will issue stock options at the time of the IPO, and will have a plan in place to do so thereafter. The terms of the plan are described more fully in the S-4 and in the Qs and As below. To become effective, this plan requires the affirmative vote of a majority of shares outstanding.

Amending our Current Bylaws to Facilitate Estate Planning

Finally, the Board has also decided to ask the shareholders to approve an amendment to our current Bylaws to permit some very limited transfers of our stock to trusts or other entities for the benefit of spouses, children or other descendants. The purpose of this proposal is to enable shareholders who wish to do so to make such transfers prior to the approval or implementation of the IPO, since this could have estate planning advantages for shareholders. This proposal, under our current bylaws, requires an 80% affirmative vote of all shares outstanding.

Timing

The SEC has ten days to notify us if they intend to review our proxy. We would expect to distribute proxies to the shareholders as soon after we fulfill our SEC requirements as possible. When we do so, shareholders will have at least 20 days notice of the meeting.

The SEC should notify us within approximately 30 days of any comments on our proposed stock offering. We would expect to proceed with the IPO as soon as we can after the SEC comment process is completed. A number of other major events must take place during the period prior to consummating the IPO. Subject to the timing requirements imposed by law, we will try to make as much progress on all fronts as we can simultaneously to keep the process moving ahead.

We will continue to collect your questions, and we will try to answer them, again subject to SEC regulations, as promptly and fully as we can.

                                 ----------

                                       Q&A

The Merger

 Q:  What will I receive in the merger?
 A: As stated in the answer to question two on page 1 of the S-4, "In the merger, each share of outstanding Watson Wyatt & Company common stock will convert automatically, at the appropriate exchange ratio, into shares of Watson Wyatt & Company Holdings class B common stock, split equally between B-1 common shares and B-2 common shares. After expiration of the applicable transfer restrictions, the class B common stock automatically will convert to shares of class A common stock."

                                 ----------

 Q: Is it certain that there will be a 2 for 1 exchange of old Watson Wyatt shares for the holding company shares?
 A: No. Based on market conditions and the advice of our underwriter, the rate of exchange will be determined so that the public offering price is at a level that is attractive to the market. The exchange rate itself does not have a financial impact on existing shareholders since the market price and the exchange rate are related.

     For illustrative purposes only, if the underwriters felt the value of the company would result in a stock price of $15.00 per share, and that the stock would be most favorably received by the market at a price of $7.50 per share, they would do a 2 for 1 conversion (i.e. 1 share at $15.00 is worth the same as 2 shares at $7.50). However, if the market value was determined to be $14.00 per share, and they still wanted to get to a market price of $7.50 per share, the exchange used in the split would be 1.87 to 1 (1.87 shares at $7.50 is equivalent to 1 share at $14.00). This will result in the same ownership percentage in either scenario.

                                 ----------

 Q: Will I be able to sell or transfer my class B common stock immediately?
 A: No. As stated in the answer to question 3 on page 1 of the S-4, "Provided you enter into an underwriting agreement with the underwriters, you will be able to sell up to the equivalent of 500 of your Watson Wyatt & Company shares (as measured on a pre-converted basis) plus 10% of the remainder of such shares in the initial public offering. Immediately prior to such sale, your class B shares will be converted automatically into class A shares.

     Following the public offering, Watson Wyatt & Company Holdings' certificate of incorporation will restrict you from selling or transferring class B-1 common stock for 12 months after our public offering, and from selling or transferring class B-2 common stock for 24 months after our public offering. The certificate of incorporation allows transfers to a limited class of permitted transferees."

                                 ----------

 Q: If an associate chooses not to sell shares, will his entire holdings become Class B shares and subject to the 12 and 24 month selling restrictions?
 A:  Yes.

                                 ----------

 Q: Will the 12 and 24 month restrictions on the Class B shares also apply to retirees?
 A:  Yes, retirees will be subject to the same stock transfer restrictions.

                                 ----------

 Q:  How do the restricted B shares convert to unrestricted A shares?
 A: The B shares will convert to A shares automatically at the time the applicable restrictions lapse.

                                 ----------

Changes to Our Current Structure and Organization

 Q: How will the non-compete agreements be changed to reflect the transition to publicly held stock?
 A: We will be changing the current non-compete agreement to remove all of the provisions relating to participation in the stock purchase plan, holding stock proceeds during the non-compete period and losing appreciation on stock in the event of a violation of the non-compete. This will apply to all outstanding agreements and agreements that will be signed by new hires. The new stock option plan will contain non-compete provisions identical to our current restrictions and will provide for rescission of unexercised options or the "recapture" of any option gains resulting from exercises during the 24 month period immediately before breach of the non-compete.

                                 ----------

 Q:  How will being public affect our Global Alliance?
 A: Our global alliance will operate as usual following the offering of Watson Wyatt & Company Holdings stock. Both Watson Wyatt & Company and Watson Wyatt Partners are strongly committed to the alliance.

                                 ----------

 Q:  Will there be new outside directors?
 A:  The Board intends to add an additional outside director.

                                 ----------

 Q:  What is our future dividend policy?
 A: The intended dividend policy, as explained at page 15 of the S-3, is ". . . to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors."

                                 ----------

 Q:  How will we preserve control of the company?
 A: We intend to continue to have our Board in a strong position to set strategy and direct our future. To that end, we are proposing certain changes to the Certificate of Incorporation and Bylaws of Watson Wyatt & Company Holdings that would have the effect of enhancing our Board's ability to manage any proposed change in control in the interests of our shareholders. As described in the answer to the fourth question on page 14 of the S-4, the proposed changes would:

        * "authorize   the   issuance   of   preferred   stock   without   fixed
          characteristics that could be issued by the board of directors to increase the number of outstanding shares and deter a takeover attempt;
        * create a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;
        * require super-majority voting to amend the staggered board and certain other provisions of the certificate of incorporation;
        * provide that only the president or majority of the board may call a special meeting of stockholders;
        * prohibit stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and
        * provide that board of director vacancies, including new directorships, may be filled only by the directors then in office."

                                 ----------

 Q: How will the IPO affect Watson Wyatt as a place to work, i.e. our unique culture?
 A: We see the IPO as leveraging the best qualities of Watson Wyatt - our culture of open communications, teamwork and creativity and innovation. The IPO is also likely to promote increased discipline as a firm. Publicly traded firms are rewarded - or penalized - by investors based on their performance.

                                 ----------

 Q:  Are we worried about senior people retiring prematurely?
 A: We do not anticipate a substantial or unusual departure of senior people as a result of the IPO.

                                 ----------

 Q:  What are the new share ownership guidelines?
 A:  We will announce the new share ownership guidelines as soon as we can.

                                                  ----------

Incentive Compensation

 Q: Can you recap for me the structure of the long-term incentive stock option plan that was announced by John Haley?
 A: The structure of the long term incentive plan has been expanded to provide all associates with a minimum grant of 100 options. The number of options an associate receives in this one-time grant will be based on a market value equivalent to 40% of their target bonus, or 100 options, whichever is greater. The option price will be based on the fair market value of the underlying stock on the date of grant, which is expected to be the effective date of the offering.

                                 ----------

 Q: If an individual retires with unvested options, will the options continue to vest after retirement? Do options vest at retirement?
 A: No. As described in the plan which is annexed to the S-4, all unvested options will terminate when your employment terminates.

                                                           ----------

 Q:  Are part-time associates eligible for the stock option plan?
 A: Yes. The eligibility requirements will be the same as those for our flex benefits program and the current stock purchase plan. That means that all regular part-time associates will be eligible for the stock option plan. A regular, part-time associate is someone who is regularly scheduled to work less than full time but at least 60 percent of the office's normal work week.

                                                           -----------

 Q: What is the tax treatment for the stock option program -- at grant; at exercise; at ultimate sale?
 A:  For U.S. taxpayers:

     As described in more detail on pages 35 and 36 of the S-4:

     At the date of grant, there are no tax consequences.

     At the date of exercise, you will recognize compensation income (ordinary income) equal to the fair market value of the stock on the exercise date less the option price paid for the stock.

     When you sell your stock, you will recognize capital gain in an amount equal to the sales proceeds from the sale of stock less the option price paid and less the compensation income on the date of exercise. The capital gain will be short term or long term depending on how long you held the stock from the date of exercise.

     Special rules will apply if a cashless exercise is used. Please refer to the Tax discussion in the Form S-4 for a more detailed discussion.

     For non-U.S. taxpayers:

     The Company is in the process of evaluating the legal and tax issues of the stock option plan in non-U.S. jurisdictions. Depending on the legal, tax, or other issues that arise in a non-U.S. jurisdiction, alternative plans may be considered or used in that country.

                                                           -----------

 Q: Will Watson Wyatt stock be a standard investment option in our 401(k) plan alongside the various mutual funds?
 A:  This is under consideration.

                                 ----------

 Q: Will the Company adopt a stock purchase plan for associates as part of its overall benefit structure?
 A: While we will not be going forward with the discount purchase plan discussed in the associate meeting, a Watson Wyatt team is currently studying alternative stock purchase plans that may be adopted in the future.

                                 ----------

 Q: What guidance can you give us as to stock to be offered in the future to new hires? How about between now and the IPO?
 A: It is probable that stock options will be used in future new hire situations as appropriate. The Compensation and Stock Committee will be considering those situations. Any one who is hired and at work before the IPO date will be eligible for the initial stock options if they meet the otherwise applicable eligibility requirements.

                                 ----------

 Q: Presumably, we will be able to purchase shares of WW stock through an IRA as we can any publicly traded organization. Please comment.
 A: You may purchase shares through the open market for your IRA just as you would be able to with the stock of any other public company.

                                 ----------

Selling Shareholders

 Q:  What's the process for selling shares in the IPO?
 A: All shareholders will shortly receive forms asking them to indicate their interest in offering a portion of their shares in the IPO. Interested shareholders will receive follow-up forms that will ask them to indicate what shares the shareholder wishes to sell (for tax basis purposes). The forms will provide detailed information on the procedure for instructing the company to sell your shares, which will include signing a power of attorney authorizing the sale of your shares. Any shares not sold in the IPO will remain Class B shares.

                                 ----------

 Q:  What happens to our stock loans?
 A: As described on page two of the S-4, if you do not want to pay off all outstanding loans at the time of the IPO, Bank of America has agreed to continue the current loans in force as long as you sign new loan documentation pledging your Class B shares as collateral for your current loans. You will be required to execute new promissory notes and pledge agreements, containing the same amortization schedule, maturity and payment terms as your current loans. You will only be required to pledge those Class B shares that are proportionately equivalent to the number of current shares you have pledged.

     At the time the 12 and 24 month restrictions expire, you will be required to pay down a pro rata portion of your loan balance if you sell pledged shares. For example, if you sell 25% of your pledged shares, you will have to pay-down 25% of your outstanding loan balance. Because the market share price should be significantly higher than the current book value price, you should still receive sufficient proceeds from any sale. If you terminate your employment at any time prior to paying off your loan, the loan will become due and payable within 30 days of the date of your termination (unless the 12 month restriction on your Class B shares has not yet been released, in which case your loan will become due and payable within 30 days of the restriction lapsing).

                                 ----------

 Q: If I am confident in the future of WW, why would I want to sell my stock?
 A: The decision of whether or not to sell stock is of course up to each individual associate. Associates may have various reasons for wanting to sell stock even if they are confident in the future of WW, including diversification of their personal investments or to reduce their Bank of America stock loans.

                                 ----------

 Q:  Will we have stock certificates?
 A: The Class A shares (which are the freely tradable shares) will be represented by certificates. The Class B shares will be denominated by book entry.

                                                  -----------

Proxy Voting

 Q: If the proxy is approved, and then the IPO is delayed for any reason, will our annual stock purchase process be reinstated?
 A: If the IPO were to be delayed for a significant period of time, the Board of Directors would reassess the situation and make a decision about future stock sales.



 Q: The IPO is contingent upon various conditions (market value, recent performance, etc.). Will the proxy contain any sunset provisions, or will the proxy allow for an IPO at any time in the future, without benefit of another proxy? Who ultimately makes the go/no go decision on the IPO?
 A: The Proxy Statement asks the shareholders to approve the merger transaction, the new stock plan, and an interim bylaw amendment. The Proxy clearly indicates that the consummation of the merger and adoption of the plan are contingent on the successful completion of an IPO. The Board of Directors has the responsibility to determine whether completing the IPO is in the best interests of the shareholders and the company.

                                 ----------

The Offering

 Q:  How much stock are we selling to the public?
 A: As indicated in the answer to question 4, on page 1 of the S-4, "Immediately after the public offering, after giving effect to anticipated sales of shares by both the company and associates, we expect that roughly 25% of the outstanding shares of Watson Wyatt & Company Holdings will be in the hands of the public, while existing shareholders will hold the remaining 75%. The actual amounts of stock to be sold by us depends upon market conditions present at the time of the public offering and will be determined by us and our underwriters."

                                 ----------

 Q:  What will we do with the proceeds from the IPO?
 A: As stated on page 15 of the S-3, "we expect to use the net proceeds from the offering for working capital and other general corporate purposes, which may include the retirement of outstanding indebtedness, if any, at the time of the completion of the offering and possible strategic acquisitions of complementary businesses, products or technologies. We will have broad discretion regarding the use of the net proceeds of the offering. Pending such use, the proceeds of the offering will be invested in short-term, investment grade, interest-bearing securities."

                                 ----------

 Q:  Who will buy our stock in the IPO?
 A:  Although we anticipate  some interest from  individual  investors,  we have
     been  advised  that   institutional   investors  will  be  the  predominant
     purchasers of our stock in the IPO.

                                 ----------

 Q: Is the underwriting by the investment banker on a "firm commitment" basis, or on a "best-efforts" basis?
 A: The underwriting is going to be done on a "Firm Commitment" basis, which means that if the offering proceeds, the underwriter makes a firm commitment to purchase an agreed upon number of shares. In a "best effort" offering, the underwriter merely agrees to purchase the number of shares that they are able to sell in the public market.

                                 ----------

 Q:  When will the IPO close?
 A: The IPO will close after the registration documents have been reviewed by the Securities and Exchange Commission, the shareholder meeting has occurred, we have completed the "road shows" with potential investors, and the underwriters and the Board of Directors agree on an offering price and have concluded that desirable market factors favor our going forward.

                                 ----------

 Q:  Why did we apply for listing on the NYSE instead of NASDAQ?
 A: After weighing the relative benefits with our investment bankers, we determined that the NYSE was the appropriate market for our securities.

                                                  ----------

Miscellaneous

 Q:  Considering that we already have "authorized but not yet issued shares of stock," why are equity-based acquisitions less of an opportunity under the current structure?
 A: The company does not have any specific plans to use equity for acquisitions. However, using a stock valued at a formula book value would require more shares to achieve the same acquisition price; the fact that the market value of shares is greater than their book value price could result in us overpaying for acquisitions. Typically, publicly traded stock is more attractive to potential acquirees because of liquidity and the potential for market appreciation.

                                 ----------

 Q:  When can the Company talk more about the IPO?
 A: The entire IPO process is strictly regulated. Although we can provide certain information now that the registration statements have been filed with the SEC, we are still restricted in our ability to provide information, even to our own employee shareholders. We will do our best to keep you informed within the parameters that the laws allow.

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 Q:  What can I say publicly about the IPO?
 A: Individual associates should generally not be providing information to others about the IPO. Our current filings are preliminary only. The best approach is to not say anything. If clients are interested in more information, please direct them to our public filings or to Gretchen Ace in Corporate Marketing/PR.
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